Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PARTICIPATING PREFERRED STOCK

OF

NAVTECH, INC.

Pursuant to Section 151 of the General Corporation Law
of the State of Delaware

Navtech, Inc., a Delaware corporation (the “Corporation”), certifies that pursuant to the authority contained in its Certificate of Incorporation, as it may be amended or restated from time to time (“Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Corporation has authorized for issuance in its Certificate of Incorporation of 2,000,000 shares of preferred stock, of $.01 par value (“Preferred Stock”), and its Board of Directors (the “Board of Directors”) has adopted the following resolutions creating a series of its Preferred Stock, of $.01 par value, designated as “Series A Convertible Participating Preferred Stock”:

RESOLVED, that a series of the class of authorized Preferred Stock, of $.01 par value of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation that are applicable to such Preferred Stock) are as follows:

1.                                       Designation and Amount.  The shares of such series shall be designated as the “Series A Convertible Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be ONE MILLION SIX HUNDRED THOUSAND (1,600,000) shares, which number may be decreased (but not increased) by the Board of Directors without a vote of the Corporation’s stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series A Preferred Stock.

2.                                       Dividends and Distributions.

2.1.                              Preferred Stock Dividends.  From and after the date of issuance of any shares of Series A Preferred Stock, the holders of such shares of Series A Preferred Stock, in preference to the holders of shares of Common Stock and any other capital stock of the Corporation ranking junior to the Series A Preferred Stock as to payment of dividends, shall be entitled to receive, out of funds legally available therefor, when and if declared the Board of Directors, annual dividends at the rate per annum of $0.125 per share.  Such dividends will accrue on a daily basis, whether or not earned or declared, commencing with the original issuance (regardless of subsequent transfers) of each share of Series A Preferred Stock, will be cumulative, and will be compounded annually (to the extent such accruing dividends remain unpaid) on each anniversary of the issuance of the Series A Preferred Stock; provided, however, that such dividends shall be payable only if declared by the Board of Directors.  Dividends paid on the shares of the Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable shall be allocated pro rata on a share by share basis among all shares of Series A Preferred Stock at the time outstanding.

2.2.                              Participating Dividends.  In the event that the Board of Directors of the Corporation shall declare a dividend payable upon the then outstanding shares of Common Stock (other than a stock dividend on the Common Stock payable solely in the form of additional shares of Common Stock), in addition to the dividend due to the holders of shares of Series A Preferred Stock pursuant to Section 2.1 above, each holder of shares of Series A Preferred Stock shall be entitled to participate ratably with the holders of the Common Stock as to such declared dividend, in an amount equal to the amount of dividends in respect of such holder’s shares of Series A Preferred Stock that would then be payable on the largest number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder could be converted pursuant to the provisions of Section 5 hereof, such number determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend.

2.3.                              Record Date for Dividends.  The Board of Directors of the Corporation may fix a record date for the determination of holders of shares of Common Stock or Series A Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days and no less than 10 days prior to the date fixed for the payment thereof.

3.                                       Liquidation, Dissolution or Winding-Up.

3.1.                              Series A Preferred Stock Preference.  In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of the Common Stock by reason of their ownership thereof, an amount equal to the greater of (a) $2.50 per share of Series A Preferred Stock (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event affecting such shares), plus all accrued but unpaid dividends on the Series A Preferred Stock (the “Series A Liquidation Preference”), or (b) the amount which they would receive if the Series A Preferred Stock had been converted to Common Stock on the day prior to the date of the liquidation, dissolution or winding-up of the Corporation.  If upon such liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the assets to be distributed are insufficient to permit payment in full of the Series A Liquidation Preference to the holders of Series A Preferred Stock , then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of Series A Preferred Stock.

3.2.                              Payments to Holders of Common Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment has been made in full pursuant to Section 3.1 above, or the Corporation shall have set aside funds sufficient for such payments in trust for the account of such holders so as to be available for such payment, all remaining assets available for distribution (after payment or provision for payment of all debts and liabilities of the Corporation) shall be distributed to the respective holders of the Common Stock ratably in proportion to the number of shares of Common Stock they then hold.

3.3.                              Treatment of Mergers, Consolidations, and Sales of Assets.  The merger or consolidation of the Corporation into or with another corporation (other than one in which the holders of the capital stock of the Corporation immediately prior to the merger or consolidation continue to hold, directly or indirectly, more than 50% of the voting power of the capital stock of the surviving corporation), or the sale, lease, license, exchange, or other conveyance of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation, dissolution, or winding-up of the Corporation for purposes of this Section 3, in which case the holders of the Series A Preferred Stock shall be entitled to receive the amount payable to such holders pursuant to Section 3.1 above.

3.4.                              Distributions Other Than Cash.  The amount deemed distributed to the holders of the Series A Preferred Stock upon any liquidation, dissolution, or winding-up (including any transaction treated as such pursuant to Section 3.3) shall be the cash or the fair market value of the property, rights, or securities distributed to such holders by the acquiring person, firm, or other entity.  The value of such property, rights, or other securities shall be determined in good faith by the Board of Directors of the Corporation.

3.5.                              Deemed Liquidation.  The Corporation shall not have the power to effect any voluntary or involuntary liquidation, dissolution or winding up of the Corporation pursuant to this Section 3 unless the plan of liquidation, dissolution or winding up or the agreement or plan of merger or consolidation, as the case may be, provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 3.1 and 3.2 above.

4.                                       Voting Rights.  Except as otherwise required by law or as provided in Section 7 hereof, the holders of the Series A Preferred Stock and the Common Stock shall have the following respective voting rights:

4.1.                              Series A Preferred Voting Rights.  Each holder of shares of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting and to vote on any matters on which the Common Stock may be voted.  Each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of whole shares of Common Stock into which such share of Series A Preferred Stock is then convertible (as adjusted from time to time in the manner set forth herein).

4.2.                              Common Voting Rights.  The holders of Common Stock shall be entitled to one vote per share for the election of directors and on all other matters for which a vote of common stockholders is required.  Notwithstanding the provisions of

Section 242(b)(2) of the General Corporation Law, the holders of Common Stock shall vote together with the holders of Series A Preferred as a single class with respect to any proposed amendment to this Restated Certificate of Incorporation that would increase or decrease the number of authorized shares of Common Stock, with each such share being entitled to such number of votes per share as is provided herein, and the holders of Common Stock shall not be entitled to a separate class vote with respect thereto.

4.3.                              Series A Preferred and Common Voting Rights.  Except as otherwise provided herein or otherwise required by law, the holders of Series A Preferred Stock and Common Stock, respectively, will vote together as a single class on all matters submitted to a vote or consent of stockholders.

4.4.                              Non-Cumulative Voting.  All voting for election of directors shall be non-cumulative.

4.5.                              Preferred Vote Required for Certain Actions.  Except as expressly provided herein or required by law, without the approval by vote or written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock (voting together as a single class on an as-converted basis), the Corporation shall not, and shall not permit any subsidiary (meaning any corporation or trust of which the outstanding shares of such corporation or trust entitled to vote in the election of directors, trustees, or persons having similar functions), to do any of the following, whether by merger, consolidation or otherwise:

(a)                                  Create any new class or series of capital stock or any other securities convertible into the Corporation’s equity securities that are, with respect to the payment of dividends or upon liquidation, senior to or pari passu with the Series A Preferred Stock;

(b)                                 Alter or change the powers, preferences or rights of the Series A Preferred Stock, or the qualifications, limitations or restrictions thereof, by amendment to the Certificate of Designation, Certificate of Incorporation, or otherwise, if any such alteration or change would adversely affect the rights of the holders of the Series A Preferred Stock; or

(c)                                  Amend, alter or repeal any provisions of this Certificate of Designation.

5.                                       Conversion of Series A Preferred Stock. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Preferred Stock Conversion Rights”):

5.1.                              Right of Holders of Series A Preferred Stock to Convert.  Each issued and outstanding share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance and without the payment of any additional consideration therefor, into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Liquidation Preference per share of Series A Preferred Stock by the Series A Conversion Price (as defined below), in each case as in effect at the time of conversion.  The “Series A Conversion Price” at which shares of Common Stock shall be deliverable upon conversion of Series A Preferred Stock shall initially be $2.50 per share. Such initial Series A Conversion Price shall be subject to adjustment (in order to adjust the number of shares of Common Stock into which the Series A Preferred Stock is convertible) as hereinafter provided.

5.2.                              Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the then effective Conversion Price.

5.3.                              Mechanics of Conversion.

(a)                                  In order for a holder of the Series A Preferred Stock to convert shares of the Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of the Series A Preferred Stock, at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such number of the shares of the Series A Preferred Stock represented by such certificate or certificates.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued and the number of shares of Series A Preferred Stock to be converted.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing.  The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (the “Conversion Date”) and the conversion shall be deemed effective as of the close of business on the Conversion Date.  The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of the Series A Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(b)                                 The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock.  Before taking any action that would cause an adjustment reducing the Conversion Price below the then-existing par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation shall take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(c)                                  Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared and unpaid dividends on Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(d)                                 All shares of Series A Preferred Stock surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices, to vote and to accrual of dividends shall immediately cease and terminate at the close of business on the Conversion Date (except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive declared but unpaid dividends accrued prior to conversion) and any shares of Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation from time to time shall take appropriate action to reduce the authorized Series A Preferred Stock accordingly.

5.4.                              Adjustments to Preferred Stock Conversion Price for Diluting Issues.

(a)                                  Special Definitions.  For the purposes of this Section 5.4, the following definitions shall apply:

(1)                                  “Option” means any outstanding right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities excluding rights, warrants and options granted on or after the Original Issue Date, to employees, officers, directors or consultants of the Corporation or any subsidiary thereof pursuant to any stock option plan or agreement adopted by the Board of Directors.

(2)                                  “Original Issue Date” with respect to the Series A Preferred Stock shall mean November 22, 2005.

(3)                                  “Convertible Securities” means any evidences of indebtedness, shares (other than Common Stock or Series A Preferred Stock ), or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(4)                                  “Additional Shares of Common Stock” means, as to the Series A Preferred Stock, all shares of Common Stock issued (or, pursuant to Section 5.4(c), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

(i)                                     pursuant to the Series A Convertible Participation Preferred Stock and Warrant Purchase Agreement, dated as of November 22, 2005, between the Corporation and the parties thereto;

(ii)                                  upon (a) conversion of shares of Series A Preferred Stock or (b) exercise of the Warrants (as defined below);

(iii)                               as a dividend or distribution on Series A Preferred Stock;

(iv)                              by reason of a dividend, stock split, split-up, reclassification or other pro rata distribution on shares of Common Stock;

(v)                                 upon the exercise of options to employees, consultants, officers or directors excluded from the definition of “Option” in Section 5.4(a)(1);

(vi)                              upon the exercise, at any time from and after the Original Issue Date, of Options or Convertible Securities granted or issued on or before the Original Issue Date;

(vii)                           in consideration for the acquisition of another business or in consideration for the acquisition or licensing of technology or a corporate partnership transaction, in each case, as approved by the Board of Directors;

(viii)                        in equipment leasing, if approved by the Board of Directors; or

(ix)                                after the waiver of the provisions of Section 5.4(d) hereof by the holders of two-thirds of the outstanding Series A Preferred Stock.

(5)                                  “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable at any time upon conversion of Series A Preferred Stock, and any other Convertible Securities then outstanding, plus the number of shares of Common Stock issuable at any time upon the exercise of all then outstanding Options.

(6)                                  “Warrants” mean, those certain warrants issued pursuant to (i) the Series A Convertible Participating Preferred Stock and Warrant Purchase Agreement, dated as of November 22, 2005 between the Corporation and the other parties a signatory thereto, and (ii) the Warrant Agreement, dated as of November 22, 2005 between the Corporation, Abry Mezzanine Partners, L.P. and the other parties a signatory thereto.

(b)                                 No Adjustment of Preferred Stock Conversion Price.  No adjustment shall be made in the Conversion Price for the Series A Preferred Stock as the result of the issuance of Additional Shares of Common Stock or otherwise, unless the consideration per share determined pursuant to Section 5.4(e) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, the issue for such series of such Additional Shares of Common Stock.

(c)                                  Issue of Options and Convertible Securities Deemed Issue of Additional Shares of Common Stock.  If the Corporation at any time or from time to time shall issue any Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent downward adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, provided, that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share determined pursuant to Section 5.4(e) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, as the case may be, and provided, further, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1)                                  no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)                                  if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the right of conversion or exchange under such Convertible Securities.

(3)                                  upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(i)                                     In the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the additional consideration actually received by the Corporation upon the exercise of such Options or portion thereof, or for the issue of all such Convertible Securities, whether or not converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon the conversion or exchange of such Convertible Securities or portion thereof, and

(ii)                                  in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation determined pursuant to Section 5.4(e) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(4)                                  no recomputation pursuant to the preceding clauses (2) and (3) shall have the effect of increasing the Preferred Stock Conversion Price to an amount that exceeds the lower of (i) the applicable Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such recomputation date;

(5)                                  in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above; and

(6)                                  if the Corporation fixes a record date for the determination of holders of any class of equity securities entitled to receive any Options or Convertible Securities that would give rise to an adjustment to the Conversion Price, then the Corporation shall provide notice thereof to the holders of the shares of Series A Preferred Stock.

(d)                                 Adjustment of Conversion Price Upon Certain Events.  If the Corporation shall issue Additional Shares of Common Stock, including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.4(c) hereof (but excluding Additional Shares of Common Stock issuable as a result of the adjustments under this Section 5.4(d)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, concurrently with such issue in order to increase the number of shares of Common Stock into which the Series A Preferred Stock is convertible, to a price (calculated to the nearest cent) equal to (x) the sum of (A) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue multiplied by the Conversion Price in effect immediately prior to such issue, plus (B) the Additional Shares of Common Stock multiplied by the per share consideration received by the Corporation for each Additional Share of Common Stock so issued, divided by (y) the sum of (A) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue, plus (B) the number of such Additional Shares of Common Stock so issued.

(e)                                  Determination of Consideration.  For purposes of this Section 5.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1)                                  Cash and Property.  Such consideration shall:

(i)                                     insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

(ii)                                  insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(iii)                               in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

(2)                                  Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5.4(c), relating to Options and Convertible Securities, shall be determined by dividing

(i)                                     the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent upward adjustment of such consideration until such subsequent adjustment occurs) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)                                  the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent downward adjustment of such number until such subsequent adjustment occurs) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f)                                    Adjustment for Stock Splits, Stock Dividends, Subdivisions, Combinations or Consolidation of Common Stock.  In the event the outstanding shares of Common Stock shall be split, subdivided, combined or consolidated, by reclassification or otherwise, into a greater or lesser number of shares of Common Stock, and in the event that the Corporation shall issue shares of Common Stock by way of a stock dividend or other distribution to the holders of Common Stock, the Preferred Stock Conversion Price in effect immediately prior to such split, subdivision, stock dividend, combination or consolidation shall, concurrently with the effectiveness of such split, subdivision, stock dividend, combination or consolidation, be increased or decreased proportionately.

5.5.                              Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that then would be received upon the conversion of Series A Preferred Stock.

5.6.                              Notice of Record Date.  In the event that there occurs any of the following events:

(a)                                  the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

(b)                                 Corporation subdivides or combines its outstanding shares of Common Stock;

(c)                                  there occurs or is proposed to occur any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

(d)                                 the involuntary or voluntary liquidation, dissolution, or winding-up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred Stock, and shall cause to be mailed to the holders of the Series A Preferred Stock at their addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the record date specified in (1) below or twenty days before the date specified in (2) below, a notice stating the following information:

(1)                                  the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision, or combination are to be determined, or

(2)                                  the date on which such reclassification, consolidation, merger, sale, liquidation, dissolution, or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, liquidation, dissolution, or winding-up.

5.7.                              Optional Conversion of Series A Preferred Stock by the Corporation.

(a)                                  The Corporation, at its option, may elect to convert not less than all of the outstanding shares of Series A Preferred Stock at the then effective Series A Liquidation Preference (i) at any time on or after November 22, 2006, if the 30-trading day trailing average of the Corporation’s Common Stock (as reported on Yahoo Finance (www.yahoo.com)) exceeds 250% of the then effective Conversion Price (the “Trigger Date”, and each a “Trigger Date”), provided that the Corporation may not give notice of its conversion right until November 22, 2006 and the Corporation must exercise such conversion right within sixty (60) days after the applicable Trigger Date, or (ii) upon the closing of an underwritten, firm commitment public offering pursuant to an effective registration statement under the Securities Act, in which the price to the public per share of Common Stock exceeds 200% of the then effective Conversion Price (each, an “Optional Conversion Event”).

(b)                                 On or after the date of occurrence of an Optional Conversion Event, and in any event within 10 days after receipt of notice, by mail, postage prepaid from the Corporation of the occurrence of such event, each holder of record of shares of Series A Preferred Stock being converted shall surrender such holder’s certificates evidencing such shares at the principal office of the Corporation or at such other place as the Corporation shall designate, and shall thereupon be entitled to receive certificates evidencing the number of shares of Common Stock into which such shares of Series A Preferred Stock are converted and cash as provided in Section 5.4 in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.  On the date of the occurrence of an Optional Conversion Event, each holder of record or shares of Series A Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Series A Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Series A Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

(c)                                  All certificates evidencing shares of Series A Preferred Stock that are required to be surrendered for conversion in accordance with the provisions hereof, from and after the date such certificates are so required to be surrendered shall be deemed to have been retired and canceled and the shares of Series A Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.  The Corporation from time to time thereafter shall take appropriate action to reduce the authorized Series A Preferred Stock accordingly.

5.8.                              No Impairment.  The Corporation will not, by amendment of this Certification of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Preferred Stock Conversion Rights of the holders of the Series A Preferred Stock against impairment.

6.                                       Reacquired Shares.  Any shares of Series A Preferred Stock converted, purchased, or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and shall not be reissued and the Corporation from time to time shall take such action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series A Convertible Participating Preferred Stock to be duly executed by its President and Chief Executive Officer and attested to by its Secretary this 21st, day of November, 2005.

NAVTECH, INC.

		By:	/s/ David Strucke
David Strucke
President and Chief Executive Officer

ATTEST:

By:	/s/ Gordon Heard
Gordon Heard
Chief Financial Officer

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